Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-153391) and related Prospectus of VeriFone Holdings, Inc. for the registration of $316,250,000 of its 1.375% senior convertible notes due 2012 and 7,184,234 shares of its common stock and to the incorporation by reference therein of our reports dated August 19, 2008, with respect to the consolidated financial statements of VeriFone Holdings, Inc., and the effectiveness of internal control over financial reporting of VeriFone Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
December 3, 2008